Exhibit 3.3

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

•                  First: The name of the limited liability company is ARH-Arizona, LLC

•                  Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808. The name of its Registered agent at such address is Corporation Service Company

•                  Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is             .”)

•                  Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 7th day of May, 2010.

By :	/s/ Heidi Bowman
Authorized Person(s)

Name:	Heidi Bowman
Typed or Printed

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:53 PM 05/07/2010
FILED 12:07 PM 05/07/2010
SRV 100476765 - 4820848 FILE